EXHIBIT 10.1
Amegy Bank National Association
1807 Ross Avenue, Suite 400
Dallas, Texas 75201
August 31, 2007
Infinity Energy Resources, Inc.
633 Seventeenth Street, Suite 1800
Denver, Colorado 80202
     Re: Forbearance Agreement
Ladies and Gentlemen:
     This letter (this “Agreement”) sets forth the forbearance agreement among Infinity Energy Resources, Inc. (“Borrower”), a Delaware corporation; Infinity Oil and Gas of Texas, Inc., a Delaware corporation, and Infinity Oil & Gas of Wyoming, Inc., a Wyoming corporation (collectively “Guarantors”); and Amegy Bank National Association (“Lender”). Capitalized terms below have the meanings assigned in the Loan Agreement dated January 9, 2007, among Borrower, Guarantors, and Lender, as amended (the “Loan Agreement”).
     1. Borrowing Base. Effective as of August 10, 2007, Lender has reduced the Borrowing Base to $10,500,000.00, until reset by Lender in connection with the next redetermination of the Borrowing Base. Lender reserves the right to make the next redetermination of the Borrowing Base at any time.
     2. Borrowing Base Deficiency. The new Borrowing Base results in a Borrowing Base deficiency in the amount of $11,500,000.00 (the “Deficiency”). On or before the end of the Forbearance Period (as defined below), Borrower and Guarantors agree to cure the Deficiency by sale of assets as provided below to pay down the Revolving Loan and cure the Deficiency, refinance of the Revolving Loan, or raise capital on terms acceptable to Lender to pay down the Revolving Loan and cure the Deficiency.
     3. Events of Default. Borrower and Guarantors acknowledge that the following Events of Default have occurred and remain outstanding (the “Existing Defaults”):
          (a) Borrower and Guarantors breached the Interest Coverage Ratio set forth in Subsection (a) of Section 8 of the Loan Agreement for the period ended June 30, 2007;

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August 31, 2007

          (b) Borrower and Guarantors breached the Funded Debt to EBITDA Ratio set forth in Subsection (d) of Section 8 of the Loan Agreement for the period ended June 30, 2007; and
          (c) Borrower and Guarantors failed to deliver all lien releases required by Subsection (k) of Section 9 of the Loan Agreement.
     4. Forbearance. Lender, Borrower, and Guarantors agree to a forbearance period commencing as of the date of this Agreement, and continuing through November 30, 2007, unless terminated earlier by Lender due to a Default, as defined below (the “Forbearance Period”). During the Forbearance Period, but subject to a Default, Lender will forebear from exercising any remedies under the Loan Agreement, the Revolving Note, the Security Documents, the Guaranties, and the other Loan Documents. Borrower and Guarantors agree that all statutes of limitation with respect to enforcement of the Revolving Note, the Guaranties, and the Security Documents will be tolled during the Forbearance Period and for ninety days thereafter. If a Definitive Sale Agreement (as defined below) has been executed on or before November 30, 2007, and there is no additional Default, then Lender will seek credit approval for an extension of the Forbearance Period through January 31, 2008.
     5. Temporary Waiver. Borrower and Guarantors have requested that Lender temporarily waive the Existing Defaults. Lender hereby waives the Existing Defaults through the Forbearance Period only. This is a temporary and limited waiver, and Lender reserves the right to require strict compliance with all covenants under the Loan Agreement, including the covenants violated as set forth above, in the future. This waiver does not modify, supplement, or alter any of the terms of the Loan Agreement or any other Loan Document. Further, this waiver shall not be construed as a commitment by Lender to waive any future violation of the same or any other term or condition of the Loan Agreement or any of the Loan Documents. Neither the negotiation or execution of this Agreement will be an election of any right or remedy available to Lender; and, except as specifically limited or postponed herein, Lender reserves all rights and remedies.
     6. Interest. Borrower and Lender hereby agree that during the Forbearance Period and so long thereafter as any Event of Default remains uncured and outstanding, the entire unpaid principal balance owed on the Revolving Note shall accrue interest at the default rate of Stated Rate, plus six percent (6.0%) (the “Default Rate”), as set forth in the Revolving Note; provided, however, that accrued interest on the entire unpaid principal balance owed on the Revolving Note shall be payable monthly on each Interest Payment Date (as defined in the Revolving Note) calculated at the sum of the Stated Rate, plus the Applicable Margin; and the difference between the Default Rate and the sum of the Stated Rate, plus the Applicable Margin, shall accrue and

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shall be payable only upon the earlier of (i) the termination of the Forbearance Period, or (ii) the cure of the Deficiency. Effective as of the date of this Agreement, the LIBOR Balance (as defined in the Revolving Note) is hereby converted to the Stated Rate Balance (as defined in the Revolving Note); and Borrower shall be obligated to pay Lender for any LIBOR breakage costs required under the Revolving Note or any Consequential Loss (as defined in the Revolving Note).
     7. Additional Collateral. Borrower and Guarantors agree to mortgage all oil and gas properties and leasehold interests (excluding the Nicaragua concessions) owned by Borrower or Guarantors and not previously mortgaged to Lender as additional security for the Notes. In this regard, Borrower and Guarantors agree within five (5) days of Lender’s written request (i) to sign and deliver mortgages, deeds of trust, or amendments in Proper Form, covering all such oil and gas properties and leasehold interests owned by Borrower or Guarantors and not previously mortgaged to Lender; and (ii) to provide copies of recorded assignments and all title information requested by Lender, relating to Borrower’s and Guarantors’s oil and gas properties and leasehold interests. Further, Borrower and Guarantors agree to use their reasonable best efforts to obtain a waiver of the prohibition against liens from the lessors on the Murray lease, Erath County, Texas, and thereafter to mortgage this lease.
     8. Lockbox. Borrower and Guarantors agree to the following provisions regarding production proceeds attributable to their oil and gas properties:
          (a) Borrower and Guarantors will direct all production proceeds attributable to their oil and gas properties to be paid to a lockbox account to be set up and maintained with Lender for the purpose of collection of production proceeds (the “Lockbox Account”). Contemporaneously with the execution of this Agreement, Guarantors will sign and deliver to Lender letters in lieu of transfer orders to all purchasers of production directing those parties to pay all proceeds attributable to Guarantors’ interest in the Properties to the Lockbox Account and will provide a schedule with the name, address, telephone number, and contact of the first purchaser of production for all of the oil and gas properties.
          (b) All production proceeds received in the Lockbox Account by Lender with respect to production, severance, ad valorem, or other taxes on production proceeds (excluding income taxes) or that are attributable to another person’s or entities’ royalty or other interest in the oil and gas properties shall be released immediately to Borrower upon Borrower’s request and verification of those amounts. Borrower and Guarantors shall provide evidence of the timely payment of production, severance, ad valorem, or other taxes on production proceeds (excluding income taxes) and of the royalty and overriding royalty owners; provided, however, that no royalties and overriding royalty interests owned by Borrower, Guarantors, or any affiliates

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of Borrower or Guarantors within the meaning of Securities and Exchange Commission Rule 144, shall be paid from the Lockbox Account proceeds.
          (c) Borrower will provide Lender with a proposed budget of recurring operating expenses, non-recurring operating expenses, general and administrative expenses, and any capital expenditures for the oil and gas properties expected to be paid during the Forbearance Period and supporting documentation for those expenses and expenditures.
          (d) At Borrower’s request, production proceeds in the Lockbox Account may be used to pay operating expenses, general and administrative expenses (subject to the limits below), capital expenditures, and transaction costs related to the sale of the Sale Properties, including broker fees, if any, due prior to closing, all as approved by Lender (which approval shall not be unreasonably withheld, delayed, or denied). Borrower and Guarantors shall not pay in any month operating expenses, general and administrative expenses, capital expenditures, or transaction costs exceeding the aggregate budgeted expenses for each such category for that month, unless Lender has approved such payments. Borrower shall, not later than two business days prior to the date on which Borrower proposes to pay such operating expenses, general and administrative expenses, capital expenditures, and transaction costs and as a condition precedent to requesting such approval, deliver to Lender in usual and customary form reasonably acceptable to Lender reasonable detail of all expenses and expenditures proposed to be paid in respect of such month. Any excess production proceeds in the Lockbox Account may be used only for such other purposes as approved by Lender, in its discretion.
          (e) All sums remaining in the Lockbox Account after payment of the taxes and royalties as provided above and the operating expenses and discretionary amounts as provided above will be applied by Lender on the last day of each month to the Revolving Note and collection costs as set forth in Section 3.2 of the Deed of Trust. If the production proceeds received in the Lockbox during any month are not sufficient to make the scheduled monthly payment on the Revolving Loan, Borrower will pay Lender the deficiency within ten (10) days of notice from Lender of such shortfall.
          (f) Notwithstanding the provisions of Subsection (f) of Section 8 of the Loan Agreement, Borrower and Guarantors shall not permit cash general and administrative expenses on a consolidated basis to exceed $150,000.00 (excluding broker fees as approved by Lender, if any, due prior to closing) per month during term of this Agreement; provided, however, that general and administrative expenses in excess of this monthly limit may be accrued and paid only after the Revolving Loan and Hedge Liabilities have been paid in full.

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August 31, 2007

     9. Sale of Oil and Gas Properties. In order to cure the Deficiency, Borrower and Guarantors have advised Lender that they intend to sell the assets of Infinity Oil & Gas of Wyoming, Inc. (“IOGW”), and Borrower and Guarantors have requested that Lender allow Borrower to accomplish these sales. In this regard, Borrower and Guarantors agree to take the following actions:
          (a) Borrower and Guarantors shall proceed with the sale and marketing of all assets of IOGW (the “Sale Properties”); and Borrower and Guarantors shall accept any commercially reasonable offer to buy the Sale Properties; provided no oil and gas property or leasehold interest which is mortgaged to Lender shall be sold except on terms and price acceptable to Lender and with the prior written approval of Lender.
          (b) Borrower and Guarantors shall deliver on or before August 31, 2007 an updated evaluation of the Sale Properties with target sale prices.
          (c) On or before September 4, 2007, Borrower and Guarantors shall enter into an agreement with an oil and gas broker or consultant, reasonably acceptable to Lender, to facilitate the sale and marketing of the Sale Properties. Thereafter, Borrower and Guarantors shall use their best efforts to (i) promptly open a data room on the Sale Properties, (ii) to obtain firm proposals for the sale of the Sale Properties on or before October 31, 2007, (iii) to execute a definitive agreement or agreements, subject to stockholder approval if required, for the sale of Sale Properties with proceeds sufficient to repay the Deficiency (a “Definitive Sale Agreement”) on or before November 30, 2007, and (iv) seek stockholder approval, if required, and consummate the sale of the Sale Properties as soon as practicable thereafter, but in no event later than the end of the Forbearance Period (as it may be extended). Borrower and Guarantors shall promptly provide Lender with a copy of the agreement or engagement letter with the oil and gas broker or consultant; and thereafter Borrower and Guarantors shall provide a monthly report on the first (1st) day of each month, to be prepared by the oil and gas broker or consultant engaged by Borrower and Guarantors to facilitate the sale of the oil and gas properties and leasehold interests, including the Texas Properties (as defined below), that includes any and all information pertaining to property bids, the current status of any bids or sale discussions, and all marketing efforts employed to sell the Sale Properties and the Texas Properties. Notwithstanding any provision to the contrary, at least two business days prior to the date on which Borrower proposes to pay such, Borrower shall deliver to Lender in usual and customary form reasonably acceptable to Lender reasonable detail of all broker fees and other transaction costs related to the sale of the Sale Properties proposed to be paid from proceeds in the Lockbox Accounts, and thereafter Borrower may pay such fees and costs as are approved by Lender (which approval shall not be unreasonably withheld, delayed, or denied).

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          (d) In addition, upon the written directive of Lender, to be exercised in Lender’s sole discretion, Borrower and Guarantors shall proceed with the sale and marketing of all Texas assets of Infinity Oil and Gas of Texas, Inc. (the “Texas Properties”); and if elected by Lender, Borrower and Guarantors shall thereafter accept any commercially reasonable offer to buy the Texas Properties; provided no oil and gas property or leasehold interest which is mortgaged to Lender shall be sold except on terms and price acceptable to Lender and with the prior written approval of Lender. To facilitate this future sale, Borrower and Guarantors shall promptly provide the oil and gas broker or consultant retained with respect to the sale of the Sale Properties with all information needed for the future sale of the Texas Properties. Upon Lender’s election to proceed with the sale of the Texas Properties, Borrower and Guarantors shall thereafter use their best efforts to (i) promptly open a data room on the Texas Properties, (ii) to promptly obtain firm proposals for the sale of the Texas Properties, (iii) to execute a definitive agreement or agreements, subject to stockholder approval if required, for the sale of Texas Properties with proceeds sufficient to repay the Deficiency, and (iv) seek stockholder approval, if required, and consummate the sale of the Texas Properties as soon as practicable thereafter, but in no event later than the end of the Forbearance Period.
          (e) Borrower and Guarantors shall devote their substantial efforts, time, talents, and expertise to the sale and marketing of the Sale Properties and, if required by Lender, the Texas Properties, and will take all lawful actions as will result in the prompt payment of the Deficiency as provided herein.
          (f) No sale of any of the Sale Properties or the Texas Properties will be permitted to an affiliate of Borrower or Guarantors, unless Lender consents in writing.
          (g) Borrower and Guarantors will direct the net sale proceeds from the sale of any of the Sale Properties and the Texas Properties to be paid to Lender to be applied to the Revolving Note and collection costs in such order as determined by Lender and shall take all lawful actions to ensure that the proceeds of any such sales are contemporaneously with the closing thereof applied to the Revolving Note and collection costs as herein provided.
     10. Joint Venture of Barnett Shale Acreage. Lender acknowledges and agrees that Borrower and Guarantors may proceed with the negotiation and documentation of a joint venture arrangement, on substantially the terms previously disclosed to Lender or other terms required by Lender to preserve the leasehold interests and the value of the Texas Properties, with respect to the Barnett Shale acreage. Borrower and Guarantors will seek formal consent under the Loan Agreement prior to the execution of a definitive agreement regarding this joint venture.

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August 31, 2007

     11. Nicaragua Concession. So long as the Deficiency remains uncured or there is any outstanding Event of Default, Borrower and Guarantors agree that:
          (a) They shall not sell, assign, transfer, or otherwise dispose of all or any interest in the Nicaragua concession, without the prior written consent of Lender, except for (i) the sale of hydrocarbons in the ordinary course of business, and (ii) the sale or transfer of equipment or inventory in the ordinary course of business or that is no longer necessary for the business of Borrower or that is obsolete or replaced by equipment of at least comparable value and use; and
          (b) They shall not mortgage, assign, hypothecate, pledge, or encumber, and not create, incur, or assume any lien or security interest on or in, the Nicaragua concession (or any interest in the Nicaragua concession), without the prior written consent of Lender, except Permitted Encumbrances.
     12. Hedge Transactions. Borrower acknowledges that the Existing Defaults also constitute an “Event of Default” under Section 5(a)(vi) of the ISDA Master Agreement dated January 9, 2007, between Borrower and Lender (the “ISDA Master Agreement”). Notwithstanding Section 6(a) of the ISDA Master Agreement, upon any termination of the Forbearance Period for any reason, Lender may immediately designate an “Early Termination Date” as defined in the ISDA Master Agreement for any or all outstanding Hedge Transactions, without the notice required by the ISDA Master Agreement. Lender has not yet designated any Early Termination Date, and Lender reserves all rights and remedies in this regard.
     13. Audit and Inspections. (a) Borrower and Guarantors agree that Lender and its auditors or accountants may, during the term of this Agreement, conduct an audit at Borrower’s and Guarantors’ offices and examine, audit, and make and take away copies or reproductions of Borrower’s and Guarantors’ books and records reasonably required by Lender, relating to (i) the sources and uses of all funds advanced by Lender under the Revolving Note, and (ii) the sources and uses of all production proceeds attributable to Borrower’s and Guarantors’ oil and gas properties. Lender will provide Borrower and Guarantors with one business day written notice of its intention to commence the audit. Borrower and Guarantors agree to cooperate with Lender and comply with all reasonable requests in connection with the audit, and Borrower and Guarantors hereby consent to the review and use by Lender’s auditors of Borrower’s third-party audit of the books and records of Borrower, Guarantors, and any other subsidiaries, including the supporting documentation and work papers of such independent auditors.

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     14. Reporting Requirements. Until the Revolving Note and all other obligations and liabilities of Borrower under the Revolving Note and the other loan documents are fully paid and satisfied, Borrower and Guarantors will furnish to Lender the following in Proper Form:
          (a) On or before August 31, 2007, a 180-day operating/cash flow forecast for Borrower and Guarantors and a pro-forma working capital balance for Borrower and Guarantors as of August 22, 2007.
          (b) Within five (5) days of the end of each month, a pro-forma working capital balance for Borrower and Guarantors as of the end of the prior month.
          (c) On or before August 31, 2007, a written plan to pay-down the pro forma Accounts Payable balance of $5,767,351.00.
          (d) On or before August 31, 2007, an in-house valuation of Borrower’s and Guarantors’ entire leasehold/producing assets.
          (e) As received and available, Borrower and Guarantors shall promptly provide to Lender all information related in any way to their ability to raise additional capital.
          (f) As received and available, Borrower and Guarantors shall promptly provide to Lender copies of any agreement or engagement letter with an oil and gas broker or consultant, all written purchase bids, purchase agreements, and farm-in proposals related in any way to the prospective sale of any of the Sale Properties and shall promptly inform Lender of any unwritten offers or bids.
          (g) As received and available, Borrower and Guarantors shall promptly provide to Lender copies of any term sheets or financing proposals received that would result in the Deficiency being cured or a refinance of the entire outstanding amount owed on the Revolving Note and Hedge Liabilities.
          (h) Notwithstanding the provisions of Subsection (h) of Section 9 of the Loan Agreement, within forty-five (45) days of the end of each month, a production report, on a lease-by-lease or unit basis, showing the gross proceeds from the sale of oil, gas, and associated hydrocarbons produced from the Properties, the quantity of oil, gas, and associated hydrocarbons sold, the severance, gross production, occupation, or gathering taxes deducted from or paid out of the proceeds, settlements of any Hedge Transactions, the cash lease operating expenses, including non-recurring cash operating expenses, intangible drilling costs, and capital expenditures, general and administrative expenses, the number of wells operated, drilled, or

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abandoned, the name, address, telephone number, and contact of the first purchaser of production for all of the Properties, and such other information as Lender may reasonably request;
          (i) On or before August 31, 2007, evidence of the payments and all lien releases required by Subsection (k) of Section 9 of the Loan Agreement, or evidence of Borrower’s and Guarantors’ efforts in this regard if unable to provide any lien releases; and
          (j) such other information respecting the condition and the operations, financial or otherwise, of Borrower, Guarantors, and the Properties as Lender may from time to time reasonably request.
     15. Forbearance Fee. In consideration of the forbearance by Lender under this Agreement and the waiver of the Existing Defaults and for other valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower agrees to pay to Lender a forbearance/waiver fee in the amount of $220,000.00, due on or before the earlier of the following: (i) the end of the Forbearance Period, (ii) the cure of the Deficiency, or (iii) refinance of the Revolving Note by another lender; provided, however, that if Borrower and Guarantors are able to fully resolve the Deficiency by the sale of the Sale Properties closed and funded on or before November 30, 2007, then the amount of the forbearance/waiver fee shall be reduced to $110,000.00. All fees are non-refundable and earned by Lender upon execution of this Agreement.
     16. Conditions Precedent. The obligation of Lender to enter into this Agreement and to forbear with respect to the Existing Defaults is subject to Borrower’s satisfaction, in Lender’s sole discretion, of the following conditions precedent:
          (a) Except for the Existing Defaults, Borrower shall be in material compliance with the conditions set forth in Subsection (a) of Section 5 of the Loan Agreement as of the date of this Agreement, and all representations and warranties set forth in Section 6 of the Loan Agreement must be true as of the date of this Agreement.
          (b) the negotiation, execution, and delivery of Loan Documents in Proper Form, including, but not limited to, the following:
     (i) this Agreement; and
     (ii) a Lockbox Account agreement using Lender’s typical form;
     (iii) Letters in Lieu; and
     (iv) a Borrowing Resolution.

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          (c) there shall not have occurred a material adverse change in the business, assets, liabilities (actual and contingent), operations, or financial condition of Borrower or in the facts and information regarding such entities as represented to date.
     17. Default and Remedies. (a) As used in this Agreement, “Default” means (i) any breach by Borrower or Guarantors of their obligations under this Agreement, (ii) any misrepresentation by Borrower or Guarantors of the representations or warranties set forth in this Agreement, or (iii) any further Event of Default under the Loan Agreement, including additional defaults under the provisions covered by the Existing Defaults.
          (b) Upon a Default, Lender may terminate the Forbearance Period and exercise any and all rights and remedies available to it, including, without limitation, those under the Loan Agreement, the Revolving Note, the Security Documents, the Guaranties, the Loan Documents, this Agreement, and any other instrument or agreement relating hereto, or any one or more of them. All rights and remedies of Lender shall be cumulative and concurrent and, after a Default, may be pursued separately, successively, or together as often as occasion therefore shall arise, at the sole discretion of the Lender.
     18. Other Representations. Borrower and Guarantors hereby represent to Lender as follows:
          (a) The execution, delivery, and performance of this Agreement by Borrower and Guarantors have been duly authorized by Borrower’s and Guarantors’ respective boards of directors and this Agreement constitutes their legal, valid, and binding obligations, enforceable in accordance with their respective terms; and
          (b) There are no actions, suits, or proceedings pending or threatened against or affecting Borrower, Guarantors, or the Properties, before any court or governmental department, commission, or board, which, if determined adversely, would have a material adverse effect on any of the Properties or the operations or financial condition of any of Borrower or Guarantors.
     19. Confirmations. (a) Borrower and Guarantors agree that the following amounts are due and outstanding with respect to the Revolving Note as of August 10, 2007:

Principal	$22,000,000.00
Interest	$190,723.39
Non Use Fee	$950.01

Total	$22,191,673.40

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August 31, 2007

Borrower and Guarantors agree that there is no set off or defense to payment of the Revolving Note or the Hedge Liabilities.
          (b) As security for the Notes, Borrower and Guarantors previously executed the Security Documents. Borrower and Guarantors ratify and confirm the Security Documents, acknowledge that they are valid, subsisting, and binding, and agree that the Security Documents secure payment of the Notes (including the Revolving Note) and the Loans (including the Revolving Loan).
          (c) In connection with the Revolving Note, Guarantors executed the Guaranties. Guarantors ratify and confirm the Guaranties, acknowledge that the Guaranties are valid, subsisting, and binding upon Guarantors, and agree that the Guaranties guarantee payment of the Revolving Note. Guarantors agree that there is no defense to payment under the Guaranties.
          (d) Borrower and Guarantors hereby represent to Lender that all representations and warranties set forth in Section 6 of the Loan Agreement are true and correct as of the date of execution of this Agreement; and that, except for the Existing Defaults, Borrower and Guarantors are in compliance as of the date of execution of this Agreement with all covenants set forth in Section 7 of the Loan Agreement, all financial covenants set forth in Section 8 of the Loan Agreement, and all reporting requirements set forth in Section 9 of the Loan Agreement.
     20. Validity and Defaults. The Loan Agreement remains in full force and effect. Borrower and Guarantors acknowledge that the Loan Agreement, the Revolving Note, the Security Documents, the Guaranties, and the other Loan Documents are valid, subsisting, and binding upon Borrower and Guarantors; no uncured breaches or defaults exist under the Loan Agreement, except for the Existing Defaults; and no other event has occurred or circumstance exists which, with the passing of time or giving of notice, will constitute a default or breach under the Loan Agreement. Borrower and Guarantors ratify the Loan Agreement.
     21. Release. For valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower and Guarantors hereby RELEASE AND FOREVER DISCHARGE Lender and its officers, directors, employees, agents, representatives, attorneys, subsidiaries, and affiliates (collectively “Released Parties”), from any and all claims, counterclaims, demands, damages, debts, suits, obligations, liabilities, offsets, rights, actions, and causes of action of any nature whatsoever (collectively “Claims”), caused by, because of, as a result of, arising from, or related in any way to the Loan Agreement, the Revolving Note, the Security Documents, the Loan Documents, this Agreement, any other transaction between Lender and Borrower, or any

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August 31, 2007

act, omission, communication, transaction, occurrence, representation, promise, breach, fraud, violation of any statute or law, or any other matter whatsoever or thing done, omitted, or suffered by any of the Released Parties, whether those Claims are now or hereafter accrued or possessed, whether known or unknown, direct or indirect, liquidated or unliquidated, absolute or contingent, foreseen or unforeseen, at law or in equity, and now or hereafter asserted, including, without limitation, claims for contribution or indemnity, claims of control, fraud, duress, mistake, tortuous interference, usury, negligence, or violations of the Texas Consumer Protection and Deceptive Trade Practices Act.
     22. Advice from Counsel. Borrower and Guarantors understand that this Agreement is legally binding and represent to Lender that each has obtained independent legal counsel from the attorney of their choice regarding the meaning and legal significance of this Agreement. The parties agree that no provision of this Agreement shall be interpreted or construed against a party because that party prepared the provision, it being agreed that all parties have participated in the drafting of this Agreement and have had legal counsel of their choice.
     23. Governing Law and Venue. THIS AGREEMENT, THE LOAN AGREEMENT, THE REVOLVING NOTE, AND ALL LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND SHALL BE PERFORMED IN DALLAS COUNTY, TEXAS. BORROWER, GUARANTORS, AND LENDER IRREVOCABLY AGREE THAT VENUE FOR ANY ACTION OR CLAIM RELATED TO THIS AGREEMENT, THE LOAN AGREEMENT, THE REVOLVING NOTE, OR ANY LOAN DOCUMENTS SHALL BE IN DALLAS COUNTY, TEXAS.
     24. Savings Clause. Regardless of any provision contained in the Loan Agreement, the Revolving Note, the Security Documents, the other Loan Documents, or this Agreement, it is the express intent of the parties that at no time shall Borrower or Guarantors pay interest in excess of the maximum lawful rate (or any other interest amount which might in any way be deemed usurious), and Lender will never be considered to have contracted for or to be entitled to charge, receive, collect, or apply as interest on the Revolving Note, any amount in excess of the maximum lawful rate (or any other interest amount which might in any way be deemed usurious), and, in the event that Lender ever receives, collects, or applies as interest any such excess, the amount which would be excessive interest will be applied to the reduction of the principal balance of the Revolving Note, and, if the principal balance of the Revolving Note is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether the interest paid or payable exceeds the maximum lawful rate (or any other interest amount which might in any way be deemed usurious), Borrower and Lender shall, to the maximum

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extent permitted under applicable law, spread the total amount of interest throughout the entire contemplated term of the Revolving Note so that the interest rate is uniform throughout the term.
     25. Fax Provision. This Agreement and the related Loan Documents may be executed in counterparts, and Lender is authorized to attach the signature pages from the counterparts to copies for Lender and Borrower. At Lender’s option, this Agreement and the related Loan Documents may also be executed by Borrower and Guarantors in remote locations with signature pages faxed to Lender. Borrower and Guarantors agree that the faxed signatures are binding upon Borrower and Guarantors, and Borrower and Guarantors further agree to promptly deliver the original signatures for this Agreement and the related Loan Documents by overnight mail or expedited delivery. It will be an Event of Default if Borrower or Guarantors fail to promptly deliver all required original signatures.
     26. Captions. Captions are for convenience only and should not be used in interpreting this Agreement.
     27. Final Agreement. (a) In connection with the Loans, Borrower, Guarantors, and Lender have executed and delivered this Agreement, the Loan Agreement, and the Loan Documents (collectively the “Written Loan Agreement”).
          (b) It is the intention of Borrower, Guarantors, and Lender that this paragraph be incorporated by reference into each of the Loan Documents. Borrower, Guarantors, and Lender each warrant and represent that their entire agreement with respect to the Loans is contained within the Written Loan Agreement, and that no agreements or promises have been made by, or exist by or among, Borrower, Guarantors, and Lender that are not reflected in the Written Loan Agreement.

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August 31, 2007

          (c) THE LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
     If the foregoing correctly sets forth your understanding of our agreement, please sign and return one copy of this letter. Notwithstanding any provision to the contrary, this Agreement shall only be effective if Borrower and Guarantors sign and return to Lender by 3 p.m., Texas time, on Friday, August 31, 2007.

Yours very truly, Amegy Bank National Association
By:	/s/ Tim E. Merrell
Tim E. Merrell,
Senior Vice President

Infinity Energy Resources, Inc.
August 31, 2007

Accepted and agreed to
this 31st day of August, 2007:
BORROWER:

Infinity Energy Resources, Inc.
By:	/s/ Stanton E. Ross, Chairman
Stanton E. Ross, Chairman and Chief Executive Officer

GUARANTORS:

Infinity Oil and Gas of Texas, Inc.
By:	/s/ James A. Tuell
James A. Tuell, President

Infinity Oil & Gas of Wyoming, Inc.

By:	/s/ James A. Tuell
James A. Tuell, President

Exhibits:
None